Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS ACQUIRES OVION PATENTS FROM

AMERICAN MEDICAL SYSTEMS

$23.6 million cash acquisition to be immediately accretive

MOUNTAIN VIEW, Calif. (October 5, 2009) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first proven non-incisional permanent birth control method available, today announced that it has acquired Ovion intellectual property rights from American Medical Systems Holdings, Inc. (Nasdaq: AMMD) (AMS) for a cash purchase price of $23.6 million.  The intellectual property rights acquired in the transaction include all patents and intellectual property associated with the Ovion business acquired by AMS in 2005.  In addition, AMS has released Conceptus from any future royalty obligations under the 2003 Settlement Agreement between Ovion and Conceptus.

Under the 2003 Settlement Agreement, Conceptus had been making royalty payments to AMS equal to 3.25% of the Company’s Essure sales.  Following this acquisition, the Company will no longer owe these royalty payments.  Commencing with the fourth quarter of 2009, Conceptus will amortize the cost of the intangible assets acquired over the remaining life of the patents, which is approximately eight years.  The amortization of intangible assets is expected to be less than the previous royalty payments, making this transaction accretive for Conceptus.  The Company anticipates recording a benefit of $0.05 per fully diluted share in the third quarter of 2009 as a result of the acquisition due to the release of the Company’s royalty obligations under the 2003 Settlement Agreement.  Other than as discussed above, the Company is not updating or commenting on its financial guidance for the third quarter or full year 2009 at this time.

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“This is a well-timed acquisition that further solidifies our ownership of intellectual property around the Essure procedure and increases our freedom to develop the next generation Essure product,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “The transaction also has a strong financial rationale, as we expect it will lead to immediate increases in gross profit margin and earnings per share.”

About the Essure® Procedure

The Essure procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes (average hysteroscopic procedure time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective (based on four years of follow-up) with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA approved in 2002 and more than 310,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative solution in women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2008.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions in this release regarding increases in gross profit margin and earnings per share and increased freedom to develop the next generation product may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, recessionary pressures, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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